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                                                                EXHIBIT 10.25


                                OPTION AGREEMENT

                        VALUEVISION INTERNATIONAL, INC.
                                       TO
                                  PAUL TOSETTI




       OPTION AGREEMENT made effective as of the 4th day of September, 1996, between ValueVision International, Inc., a Minnesota corporation
("ValueVision"), and PAUL TOSETTI, a director of ValueVision ("Director").

      WHEREAS, ValueVision desires, by affording Director an opportunity to purchase its shares of Common Stock, $0.01 par value ("Shares"), as provided therein, which Agreement was created to carry out the resolution of the Board of Directors of ValueVision which grant an option to Director as recognition of his efforts in serving on the Board of Directors of ValueVision.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Option. ValueVision hereby irrevocably grants to Director the right and option, hereinafter called the option, to purchase all or any part of an aggregate of twenty five





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thousand (25,000) Shares (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions herein set forth.





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         2.      Purchase Price.  The purchase price per share of the Shares covered by the Option shall be $5.75 per Share, which price is equal to the last price on the NASDAQ System of one share of ValueVision's Common Stock on the last trade date prior to the date hereof first written above.

         3. Exercise of Option. The options will vest one year from date of grant or in a year in which the Company records net income, except such options will not vest sooner than 12 months from date of grant. The right to exercise the vested options in whole or in part, shall be five (5) years from the date of vesting except as otherwise specifically limited herein. The purchase price for shares acquired through exercise of any part of the Option shall be paid in full in cash at the time of exercise. Director, as holder of the Option, shall not have any of the rights of a Shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him upon the due exercise of all or any part of the Option.

         4. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the option may be exercised, during the lifetime of Director, only by Director. More particularly (but without limiting the generality of the foregoing), the Option may not be



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assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the option shall be null and void and without effect.

         5. Exercise Upon Death. If Director dies while the Option remains in effect, the option may be exercised (to the extent that Director shall have been entitled to do so at the date of his death) by the legatee or legatees of Director under his will, or by his personal representatives or distributees, at any time within ninety (90) days after his death. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the option as set forth in paragraph 3 hereof, the Option shall become null and void.

         6. Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any Share dividend, split- up, recapitalization, merger, consolidation, combination or exchange of Shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which Shares of any class shall be issued in respect of outstanding Shares, or Shares shall be changed into the same or a different number of Shares of





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the same or another class or classes, the person or persons so exercising the option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of Shares which, if Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per Share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such shared dividends,split-ups,recapitalizations,mergers,consolidations, combinations or exchanges of Shares, separations, reorganizations, or liquidations; provided, however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued.

         7. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may only be exercised by written notice to ValueVision. Such notice shall state the election to exercise the option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or person so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such Shares, in which event ValueVision shall deliver a certificate or certificates representing such Shares as soon as practicable after





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the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by ValueVision) for the payment of the full purchase price of such Shares against delivery of a certificate or certificates representing such Shares. Payment of such purchase price shall, in either case, be made by certified or cashier's check payable to the order of ValueVision. All Shares that shall be purchased upon the exercise of the option as provided herein shall be fully paid and non-assessable.

         8. Investment Certificate and Registration. Prior to the receipt of the certificates pursuant to the exercise of the option granted hereunder, Director shall agree to hold the Shares acquired by exercise of the Option for investment and not with a view to resale or distribution thereof to the public, and shall deliver to ValueVision a certificate to that effect.

Nothing in this Agreement shall require ValueVision to register the Option or the Shares purchased upon the exercise of said Option.

         9. General. ValueVision shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this option Agreement.

         10.     Prior Agreements.  This Agreement supersedes all other





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agreements and understandings between the parties hereto addressing the issues set forth herein and constitutes the full and complete understandings of the parties.

         IN WITNESS WHEREOF, ValueVision and Director have executed this Agreement as of the date first written above.

                                                 VALUEVISION INTERNATIONAL, INC.


                                                 /s/    Robert L. Johander
                                                    ---------------------------
                                                        Robert L. Johander
                                                        Chief Executive Officer



                                                 Director:


                                                 /s/     Paul D. Tosetti
                                                    ---------------------------














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